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                                                                    Exhibit 23.6


             [LETTERHEAD OF FRIEDMAN, BILLINGS, RAMSEY & CO., INC.]


Board of Directors
Western Ohio Financial Corporation
28 East Main Street
Springfield, OH 45502


Dear Members of the Board:

     We hereby consent to the inclusion of our opinion letter dated July 14, 2004 to the Board of Directors of Western Ohio Financial Corporation ("Western Ohio") as Annex B to, and to the reference thereto, as well as the use of our name, under the captions "SUMMARY OF THE MERGER," "THE MERGER-Background of the Merger," "THE MERGER-Western Ohio's Reasons for the Merger; Recommendation of the Merger by the Western Ohio Board of Directors," and "THE MERGER-Opinions of Western Ohio's Financial Advisors" in, the Proxy Statement/Prospectus of Western Ohio and WesBanco, Inc. ("WesBanco") relating to the proposed merger involving Western Ohio and WesBanco, which Proxy Statement/Prospectus is part of the Registration Statement on Form S-4 of WesBanco. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.




                                     /s/ Friedman, Billings, Ramsey & Co., Inc.
                                     ------------------------------------------
                                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.


Arlington, VA
July 14, 2004